Exhibit 10.15 TechSphere Letter to Identica Auditors Removing Sales Quota

The Dependable Biometrics

Techsphere Co., Ltd.

980-54 Wonil Bd. 4F. Bangbae, Seocho, Seoul, Korea   Tel: +82-2-523-4715   Fax: +82-2-523-4765

Subject: Letter from Techsphere to Identica’s auditors

Date: August 13, 2007

TO WHOM IT MAY CONCERN:

I have been advised that you quite properly require comment on your financial reporting requirements as to the possibility of terminating the product distribution agreement we currently have with Identica Holdings Corporation, based upon the possibility that Identica may not meet its product sales quotas.

Please be advised that we are in negotiation with Identica at this time and intend to eliminate the product sales quota clause in favor of a five-year cumulative revenue stream concept that will replace the quota system.

Based upon our renegotiations I can categorically assert with the knowledge that you intend to rely upon my statement for your financial reporting requirements, that Identica’s existing Distribution Agreement as modified, will not be subject to termination by Techsphere on the basis of Identica’s theoretical or possible inability to meet sales quotas and further, that we have every expectation that the five-year revenue stream concept will not be burdensome nor an issue for Identica over the next three-year period at minimum.

Yours truly,

Alex Choi

CEO/President, Techsphere Co., Ltd.